Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS FOURTH QUARTER AND

FULL YEAR 2014 RESULTS, ANNOUNCES RETIREMENT OF THREE RIGS

London, February 4, 2015 – Noble Corporation plc (NYSE: NE) today reported a fourth quarter 2014 loss from continuing operations of $595 million, or $2.38 per diluted share. Results for the quarter included an after-tax charge of $713 million, or $2.86 per diluted share, relating to the impairment of three rigs and the Company’s total goodwill balance. The Company has decided it will no longer market the semisubmersibles Noble Paul Wolff, Noble Driller and Noble Jim Thompson and plans to retire these three units. Excluding the fourth quarter after-tax impairment charge, net income from continuing operations would have been $119 million, or $0.47 per diluted share, compared to $147 million, or $0.57 per diluted share, for the third quarter of 2014. For the fourth quarter of 2013, net income from continuing operations was $144 million, or $0.56 per diluted share. Revenues for the fourth quarter of 2014 were $805 million compared to $829 million in the third quarter of 2014 and $725 million in the fourth quarter of 2013. On August 1, 2014, Noble Corporation plc completed the spin-off of Paragon Offshore (NYSE: PGN). The results of Paragon Offshore and incremental spin-off related costs up to the spin-off date are classified as discontinued operations for the periods reported.

Net loss from continuing operations for the full year 2014 totaled $152 million, or $0.60 per diluted share, on revenues of $3.2 billion. Adjusted for the fourth quarter 2014 impairment charge, net income from continuing operations would have been $561 million, or $2.18 per diluted share, compared to $479 million, or $1.86 per diluted share, on revenues of $2.5 billion for the full year 2013.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc noted, “Rapidly declining crude oil prices during the fourth quarter further aggravated the offshore supply imbalance and contributed to an increasingly difficult environment for securing new contract commitments from our customers. Our financial performance in the quarter included an increase in idle time on several rigs, lower average daily revenues and margin contraction.

“Despite the decline in market visibility and the difficulty in predicting client spending behavior during a period of falling commodity prices, Noble remains well-positioned in 2015. We completed some

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timely transformative steps, including a well-contracted newbuild program that has driven a decided shift to a premium fleet mix. Since 2011, we have added to date eight ultra-deepwater drillships and six high-specification jackups, with a final newbuild jackup addition expected in 2016. Our decision to retire and recognize a non-cash charge with respect to three of our semisubmersibles in the quarter was based on revised assumptions on each rig’s future marketability in light of their age, technical features, and capital requirements in the context of the future supply of competitive rigs. These rig retirements will reduce the average age of a fleet whose concentration of premium assets is already among the industry’s highest. We will continue to evaluate the fleet in 2015 as we work to opportunistically position the Company ahead of the next cyclical upturn.”

With respect to the Company’s decision to retire the Noble Jim Thompson, Noble and its customer have agreed to substitute the semisubmersible Noble Paul Romano to execute the previously announced contract award covering four wells, or a primary term of up to one year in the U.S. Gulf of Mexico. The Noble Paul Romano will mobilize from its current location in the Canary Islands and is expected to commence operations on or around September 1, 2015, following a period to complete contract preparations. The dayrate for the primary term of the contract will remain $300,000.

Contract drilling services revenues for the fourth quarter of 2014 declined 3 percent to $788 million compared to $810 million in the third quarter. Fewer operating days were experienced on several rigs in the fleet as lower rig demand from customers persisted, resulting in a decline in average fleet utilization in the fourth quarter to 82 percent compared to 85 percent in the third quarter. Also, average daily revenues in the fourth quarter declined to $330,700 from $346,700 in the third quarter, as several rigs, particularly in the U.S. Gulf of Mexico region, experienced lower contract dayrates. The decline in contract drilling services revenues was partially offset in the quarter by improved activity in the Company’s ultra-deepwater fleet, including the commencement of operations on the newbuild drillship Noble Tom Madden, a full quarter of operations on the drillship Noble Sam Croft and improved operating performance on the semisubmersible Noble Amos Runner and the drillship Noble Globetrotter I. Contract drilling services operating costs increased modestly in the fourth quarter to $391 million compared to $386 million in the third quarter. The increase was driven primarily by costs associated with the addition of new rigs and initial crewing expenses for the high-specification jackup rig Noble Tom Prosser. The higher costs were partially offset by reduced operating costs on several rigs idled by the decline in industry activity. Contract drilling services operating margin declined to 50 percent in the fourth quarter compared to 52 percent in the third quarter.

The Company recorded net cash from operating activities of $390 million in the fourth quarter of 2014, resulting in net cash from operating activities for the full year 2014 of $1.8 billion. Capital expenditures in the fourth quarter totaled $325 million, including $149 million related to the Company’s newbuild program, which included the delivery of the final JU3000 high-specification jackup rig, the Noble Sam Hartley. Capital expenditures, for the full year 2014, excluding expenditures related to Paragon Offshore prior to the August 1, 2014 spin-off, totaled $1.9 billion. As of December 31, 2014, approximately $540 million in newbuild capital expenditures remain, largely relating to the last of the Company’s current projects, the ultra high-specification jackup rig Noble Lloyd Noble, with an expected delivery in mid-2016.

Total debt at December 31, 2014 was $4.9 billion, resulting in debt as a percentage of total capitalization of 40 percent, which compared to 37 percent at September 30, 2014. The increase in the ratio was due primarily to a decline in the Company’s equity balance as a result of the $745 million (pre-tax) impairment charge and additional borrowings in the fourth quarter on the Company’s revolving credit facilities to meet capital commitments. Liquidity, defined as cash and cash equivalents plus availability under revolving credit facilities, was $1.8 billion at December 31, 2014 compared to $2.0 billion at September 30, 2014.

During January 2015, Noble replaced its previous revolving credit facilities with two new revolving credit facilities that will provide the Company with a significant level of revolver capacity. The new facilities consist of a $2.4 billion five-year revolving credit facility and a one-year revolver with $225 million of capacity. These new facilities reflect the Company’s commitment to ensuring liquidity in this phase of the market cycle.

The Company also stated that it had decided to defer indefinitely the development of a master limited partnership (MLP), citing the structure’s diminished appeal resulting from the decline in offshore market fundamentals.

In the fourth quarter, the Company exhausted its previous share repurchase authorization following the purchase of approximately 4.8 million of its ordinary shares at an average price per share of $21.13, reducing the number of shares outstanding and trading at December 31, 2014 to 247.5 million. In addition, on December 22, 2014, Noble shareholders approved an authorization for the repurchase of up to an additional 37 million shares, or approximately 15 percent of the Company’s ordinary shares outstanding. The Company repurchased $100 million of its ordinary shares at an average price of $16.10 per share as of January 31, 2015 under the new authority granted by shareholders.

Operating Highlights

The Company’s total contract backlog at December 31, 2014 was an estimated $10.1 billion compared to $10.6 billion at September 30, 2014. Backlog depletion was partially offset by new contracts in the quarter that added approximately $342 million due significantly to three-year contract extensions on the Middle East-based jackups Noble Gene House and Noble Joe Beall at dayrates of $143,000 each.

Utilization of the Company’s floating rig fleet (semisubmersibles and drillships) declined to 78 percent in the fourth quarter compared to 80 percent in the third quarter. Lower activity was experienced on several rigs, including the Noble Max Smith, Noble Paul Romano and Noble Danny Adkins, all of which completed contracts during the third quarter or prior to the conclusion of the fourth quarter. The lower activity was partially offset by the addition of the newbuild drillship Noble Tom Madden, which commenced its initial contract 28 days ahead of schedule, a full quarter of operations on the Noble Sam Croft and improved performance on the Noble Amos Runner, following the completion of a shipyard program, and the Noble Globetrotter I, which incurred downtime in the third quarter to complete repairs and maintenance. Average daily revenues declined to $435,000 in the fourth quarter from $459,500 in the third quarter due primarily to dayrate reductions on several rigs operating in the U.S. Gulf of Mexico, partially offset by the addition of the Noble Tom Madden.

Utilization of the Company’s jackup rig fleet was 90 percent in the fourth quarter compared to 91 percent in the third quarter. Lower operating days on the Noble Mick O’Brien, following the completion of a contract in the Middle East, were substantially offset by a full quarter of operations on the Noble Sam Turner and the return of the Noble David Tinsley following a period of inactivity. The Sam Turner and David Tinsley were largely responsible for the improvement in average daily revenues in the fourth quarter to $184,500 from $182,100 during the third quarter.

At December 31, 2014, 81 percent of the Company’s available rig operating days were committed for 2015, including 80 percent of floating rig days and 82 percent of jackup rig days. For 2016, an estimated 52 percent of available rig operating days are committed, consisting of 58 percent and 46 percent of floating and jackup rig days, respectively.

Outlook

Williams closed by stating, “We face this period of market uncertainty with 81 percent of our fleet operating days under contract in 2015 and a $10.1 billion backlog that is expected to provide almost $3.0 billion in gross revenues over the year. We possess a sound balance sheet and ample liquidity and we will continue to focus on capital discipline and preservation of liquidity through the cycle. Finally, an opportune and significant decline in capital expenditures compared to levels experienced over the past three years is expected to allow for positive free cash flow in 2015, providing the Company attractive financial flexibility during a period of increased market uncertainty.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 32 offshore drilling units, consisting of 17 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, revenue, rig demand, fleet condition or operational or financial performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the development of a master limited partnership, market outlook, capital allocation strategies, competitive position, capital expenditures, financial flexibility, share repurchases, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the company’s website at www.noblecorp.com in the Investor Relations section.

Conference Call

Noble has scheduled a conference call and webcast related to its fourth quarter and full year 2014 results on Thursday, February 5, 2015, at 8:00 a.m. U.S. Central Standard Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 61256274, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, February 5, 2015, beginning at 11:00 a.m. U.S. Central Standard Time, through Thursday, March 5, 2015, ending at 11:00 p.m. U.S. Central Standard Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 61256274. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues
Contract drilling services	$787,654	$704,118	$3,147,859	$2,454,745
Reimbursables	17,086	20,876	84,644	66,292
Labor contract drilling services	—	95	—	17,095
Other	—	—	1	11

	804,740	725,089	3,232,504	2,538,143

Operating costs and expenses
Contract drilling services	391,056	331,939	1,500,512	1,168,764
Reimbursables	13,501	13,724	66,378	50,410
Labor contract drilling services	—	635	—	11,601
Depreciation and amortization	167,167	141,111	627,473	511,513
General and administrative	29,452	31,801	106,771	117,997
Loss on impairment	745,428	—	745,428	3,585
Gain on disposal of assets, net	—	—	—	(35,646)
Gain on contract settlements/extinguishments, net	—	—	—	(30,618)

	1,346,604	519,210	3,046,562	1,797,606

Operating income (loss)	(541,864)	205,879	185,942	740,537

Other income (expense)
Interest expense, net of amount capitalized	(40,685)	(31,185)	(155,179)	(106,300)
Interest income and other, net	(1,429)	1,953	(1,298)	4,184

Income (loss) before income taxes	(583,978)	176,647	29,465	638,421
Income tax benefit (provision)	3,974	(17,776)	(106,651)	(92,117)

Net income (loss) from continuing operations	(580,004)	158,871	(77,186)	546,304
Net income (loss) from discontinued operations, net of tax	(15,030)	30,037	160,502	304,102

Net income (loss)	(595,034)	188,908	83,316	850,406
Net income attributable to noncontrolling interests	(14,535)	(14,848)	(74,825)	(67,709)

Net income (loss) attributable to Noble Corporation	$(609,569)	$174,060	$8,491	$782,697

Per share data:
Basic
Income (loss) from continuing operations	$(2.38)	$0.56	$(0.60)	$1.86
Income (loss) from discontinued operations	(0.06)	0.12	0.63	1.19

Net income (loss) attributable to Noble Corporation	$(2.44)	$0.68	$0.03	$3.05

Diluted
Income (loss) from continuing operations	$(2.38)	$0.56	$(0.60)	$1.86
Income (loss) from discontinued operations	(0.06)	0.12	0.63	1.19

Net income (loss) attributable to Noble Corporation	$(2.44)	$0.68	$0.03	$3.05

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$68,510	$114,458
Accounts receivable	569,096	949,069
Prepaid expenses and other current assets	290,956	327,408

Total current assets	928,562	1,390,935

Property and equipment, at cost	14,442,922	19,198,767
Accumulated depreciation	(2,330,413)	(4,640,677)

Property and equipment, net	12,112,509	14,558,090

Other assets	245,751	268,932

Total assets	$13,286,822	$16,217,957

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$265,389	$347,214
Accrued payroll and related costs	102,520	151,161
Dividends payable	—	128,249
Other current liabilities	300,765	425,291

Total current liabilities	668,674	1,051,915

Long-term debt	4,869,020	5,556,251
Deferred income taxes	120,589	225,455
Other liabilities	341,505	334,308

Total liabilities	5,999,788	7,167,929

Commitments and contingencies

Equity
Total shareholders’ equity	6,564,730	8,322,583
Noncontrolling interests	722,304	727,445

Total equity	7,287,034	9,050,028

Total liabilities and equity	$13,286,822	$16,217,957

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities
Net income	$83,316	$850,406
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	863,547	879,422
Loss on impairment	745,428	43,688
Gain on disposal of assets, net	—	(35,646)
Other changes in operating activities (1)	85,917	(35,553)

Net cash from operating activities	1,778,208	1,702,317

Cash flows from investing activities
New construction	(1,353,555)	(1,526,523)
Other capital expenditures	(672,235)	(845,903)
Capitalized interest	(47,095)	(115,094)
Proceeds from disposal of assets	—	61,000
Other investing activities	(36,383)	(58,587)

Net cash from investing activities	(2,109,268)	(2,485,107)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(437,647)	1,221,333
Dividend payments	(386,579)	(194,913)
Dividends paid to noncontrolling interests	(79,966)	(105,388)
Repurchases of shares	(154,145)	—
Repayment of long-term debt	(250,000)	(300,000)
Long-term borrowings of Paragon Offshore	1,710,550	—
Financing costs on long-term borrowings of Paragon Offshore	(14,676)	—
Cash balances of Paragon Offshore in spin-off	(104,152)	—
Other financing activities	1,727	(5,876)

Net cash from financing activities	285,112	615,156

Net change in cash and cash equivalents	(45,948)	(167,634)
Cash and cash equivalents, beginning of period	114,458	282,092

Cash and cash equivalents, end of period	$68,510	$114,458

(1)	Other changes in operating activities for 2014 includes the effect of net assets of Paragon Offshore that were distributed to shareholders.

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended December 31,						Three Months Ended September 30,
	2014			2013			2014
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$787,654	$—	$787,654	$704,118	$—	$704,118	$810,200	$—	$810,200
Reimbursables	17,086	—	17,086	19,892	984	20,876	18,514	81	18,595
Labor contract drilling services	—	—	—	—	95	95	—	—	—
Other	—	—	—	—	—	—	1	—	1

	804,740	—	804,740	724,010	1,079	725,089	828,715	81	828,796

Operating costs and expenses
Contract drilling services	391,056	—	391,056	331,939	—	331,939	385,674	—	385,674
Reimbursables	13,501	—	13,501	13,477	247	13,724	12,979	662	13,641
Labor contract drilling services	—	—	—	—	635	635	—	—	—
Depreciation and amortization	162,165	5,002	167,167	137,898	3,213	141,111	156,213	5,033	161,246
General and administrative	29,452	—	29,452	31,661	140	31,801	24,552	50	24,602
Loss on impairment	745,428	—	745,428	—	—	—	—	—	—

	1,341,602	5,002	1,346,604	514,975	4,235	519,210	579,418	5,745	585,163

Operating income (loss)	$(536,862)	$(5,002)	$(541,864)	$209,035	$(3,156)	$205,879	$249,297	$(5,664)	$243,633

Operating statistics
Jackups:
Average Rig Utilization	90%			82%			91%
Operating Days	991			635			951
Average Dayrate	$184,482			$154,432			$182,128

Semisubmersibles:
Average Rig Utilization	61%			88%			67%
Operating Days	614			892			674
Average Dayrate	$352,515			$428,919			$435,782

Drillships:
Average Rig Utilization	100%			100%			100%
Operating Days	777			565			712
Average Dayrate	$500,187			$395,473			$482,053

Submersibles:
Average Rig Utilization	N/A			0%			N/A
Operating Days	N/A			—			N/A
Average Dayrate	N/A			$—			N/A

Total:
Average Rig Utilization	82%			83%			85%
Operating Days	2,382			2,092			2,337
Average Dayrate	$330,739			$336,545			$346,699

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME (LOSS) PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Numerator:
Basic
Income (loss) from continuing operations	$(594,539)	$144,023	$(152,011)	$478,595
Earnings allocated to unvested share-based payment awards	—	(1,719)	—	(5,669)

Income (loss) from continuing operations to common shareholders	$(594,539)	$142,304	$(152,011)	$472,926

Income (loss) from discontinued operations	$(15,030)	$30,037	$160,502	$304,102
Earnings allocated to unvested share-based payment awards	—	(358)	—	(3,602)

Income (loss) from discontinued operations, net of tax to common shareholders	$(15,030)	$29,679	$160,502	$300,500

Net income (loss) attributable to Noble Corporation	$(609,569)	$174,060	$8,491	$782,697
Earnings allocated to unvested share-based payment awards	—	(2,077)	—	(9,271)

Net income (loss) attributable to Noble Corporation to common shareholders	$(609,569)	$171,983	$8,491	$773,426

Diluted
Income (loss) from continuing operations	$(594,539)	$144,023	$(152,011)	$478,595
Earnings allocated to unvested share-based payment awards	—	(1,717)	—	(5,663)

Income (loss) from continuing operations to common shareholders	$(594,539)	$142,306	$(152,011)	$472,932

Income (loss) from discontinued operations	$(15,030)	$30,037	$160,502	$304,102
Earnings allocated to unvested share-based payment awards	—	(358)	—	(3,598)

Income (loss) from discontinued operations, net of tax to common shareholders	$(15,030)	$29,679	$160,502	$300,504

Net income (loss) attributable to Noble Corporation	$(609,569)	$174,060	$8,491	$782,697
Earnings allocated to unvested share-based payment awards	—	(2,075)	—	(9,261)

Net income (loss) attributable to Noble Corporation to common shareholders	$(609,569)	$171,985	$8,491	$773,436

Denominator:
Weighted average shares outstanding - basic	249,650	253,423	252,909	253,288
Incremental shares issuable from assumed exercise of stock options	—	238	—	259

Weighted average shares outstanding - diluted	249,650	253,661	252,909	253,547

Weighted average unvested share-based payment awards	—	3,061	—	3,036

Earnings per share
Basic
Continuing operations	$(2.38)	$0.56	$(0.60)	$1.86
Discontinued operations	(0.06)	0.12	0.63	1.19

Net income attributable to Noble Corporation	$(2.44)	$0.68	$0.03	$3.05

Diluted
Continuing operations	$(2.38)	$0.56	$(0.60)	$1.86
Discontinued operations	(0.06)	0.12	0.63	1.19

Net income attributable to Noble Corporation	$(2.44)	$0.68	$0.03	$3.05